Filed pursuant to Rule 433
Dated 10/04/06
Registration No. 333-132201


15NC1 6-Month USD LIBOR Linked Range Accrual Notes

Issuer:		   Toyota Motor Credit Corporation

CUSIP:		   89233PZM1

Principal Amount:  US $ 10 million (may be increased prior to Settlement Date)

Issuer rating:	   Aaa/AAA

Trade Date:	   October 4, 2006

Settlement Date:   October 18, 2006

Maturity Date:	   October 18, 2021

Reference Rate:	   6-Month USD LIBOR-BBA, as taken from Telerate page 3750 as of 11:00 a.m. London time

Coupon:		   Coupon=
		   Year 1:  7.50%
                   Year 2 - Maturity: 7.50% * (N/M); where, "N" is the total number of calendar days in the applicable Interest Accrual Period that the Reference Rate is within the Reference Rate Range; and "M" is the total number of calendar days in the applicable Interest Accrual Period.

For the purpose of calculating the value of "N", for each calendar day in an Interest Accrual Period that is not a London Banking Day, the Reference Rate will revert to the setting on the previous London Banking Day.

Reference Rate     0.00% < Reference Rate < 7.00%
Range:

Minimum Coupon:	   0.00%

Interest Reset	   In the case of the initial Interest Accrual Period, the
Dates:             Issue Date.  Thereafter, Quarterly on each scheduled
		   Coupon Payment Date

Interest Accrual   The quarterly period from and including the Issue Date
Period:            (in the case of the first Interest Payment Date) or
  		   previous Interest Payment Date, as applicable, to but excluding the next Interest Payment Date

Rate Cut-off:	   In each Interest Accrual Period, the Coupon will be set
                   five New York Banking Days prior to an Interest Payment
                   Date using the Reference Rate level for the London
                   Banking Day immediately preceding the start of that five day period, and will remain in effect until the related
                   Interest Payment Date

Day Count	   Act/Act
Fraction:

Period End Dates:  Unadjusted

Payment Dates:	   Quarterly, on each January 18th, April 18th, July 18th,
                   and October 18th, commencing with a first coupon on January 18th 2007 and ending on the Maturity Date, subject to adjustment using the Following Business Day
                   Payment Convention

Business Days:	   New York

Call Feature:	   Callable by the Issuer, in whole, at Par, on
                   October 18, 2007 and on each Interest Payment Date thereafter with 10 Calendar Days notice

Issue Price:	   100%

Reoffer Price:	   Par

Proceeds to Issuer: 100%

Concession:	    0.000%

Minimum
Denominations:      $50,000

Increments
Thereafter:	    $1,000

Calculation Agent:  Deutsche Bank Trust Company Americas

Settlement:	    DTC


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-800-584-6387.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice
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